Registration No. 333-

As filed with the Securities and Exchange Commission on December 21, 2001

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

MARSHALL & ILSLEY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Wisconsin	39-0968604
(State of Incorporation)	(I.R.S. Employer Identification No.)

770 North Water Street
Milwaukee, Wisconsin	53202
(Address of Principal Executive Offices)	(Zip Code)

_______________

M&I Retirement Program
(Full title of the Plan)
_______________

M. A. Hatfield
Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202
(Name and address of agent for service)
(414) 765-7801
(Telephone number, including area code, of agent for service)
_______________

Copy to:
Larry D. Lieberman
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
(414) 273-3500
_______________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value (1)	2,000,000	$62.00 (2)	$124,000,000	$29,636

(1)    Pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests in the employee benefit plan described herein.

(2)    Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) based upon the average of the high and low price per share of Marshall & Ilsley Corporation common stock on December 14, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

               The following documents are incorporated by reference in this Registration Statement:

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(b)	The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

(c)	The Registrant's Current Reports on Form 8-K dated June 22, 2001, June 28, 2001 and August 23, 2001.

(d)

The description of the Registrant's Common Stock contained in the Registrant's Registration Statement filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

               All documents subsequently filed by the Registrant or the M&I Retirement Program pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

               Section 180.0851 of the Wisconsin Business Corporation Law (the "WBCL") requires a corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In cases where a director or officer is not successful on the merits or otherwise in the defense of a proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

               Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a corporation's articles of incorporation or by-laws, a written agreement between the director or officer and the corporation, or a resolution of the board of directors or the shareholders.

               Unless otherwise provided in the articles of incorporation or by-laws, or by written agreement between the director or officer and the corporation, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors, or if such disinterested quorum cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee (or if unable to obtain such a quorum or committee, by a majority vote of the full board of directors); (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

               Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the corporation written affirmation of his good faith that he has not breached or failed to perform his duties; and written confirmation to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

               Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

               As permitted by Section 180.0858, the Registrant has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Section 7.1 of the Registrant's by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. The Registrant has purchased directors' and officers' liability insurance which insures the Registrant's officers and directors against certain liabilities which may arise under the Securities Act of 1933, as amended (the "Securities Act").

Item 8.  Exhibits

4.1	M&I Retirement Program

5.1	Opinion of counsel regarding legality of the Common Stock is omitted in accordance with Item 8(a) of Form S-8. No original issuance securities will be issued under the plan.

5.2

Opinion of counsel regarding ERISA matters is omitted in accordance with Item 8(b) of Form S-8. The registrant will submit the plan and all amendments thereto to the Internal Revenue Service in a timely manner and will make all changes required by the IRS to qualify the plan.

23.1	Consent of Arthur Andersen LLP

24	Powers of Attorney for Directors of the Registrant.

Item 9.  Undertakings*

               The Registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

		(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

		(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

		(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

	(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

_________________

* Paragraphs correspond to Item 512 of Reg. S-K.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on December 20, 2001.
MARSHALL & ILSLEY CORPORATION
(Registrant)

By: /s/ J.B. Wigdale
J.B. Wigdale, Chairman of the Board and
Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.
/s/ J.B. Wigdale	Date: December 20, 2001
J.B. Wigdale,
Chairman of the Board and a Director
(Chief Executive Officer)

/s/ Mark F. Furlong	Date: December 20, 2001
Mark F. Furlong
Executive Vice President
(Chief Financial Officer)

/s/ P.R. Justiliano	Date: December 20, 2001
P.R. Justiliano,
Senior Vice President and Corporate Controller
(Chief Accounting Officer)

Directors:

Richard A. Abdoo, David Andreas, Oscar C. Boldt, Wendell F. Bueche, Jon F. Chait, Timothy E. Hoeksema, Bruce E. Jacobs, Burleigh E. Jacobs, Donald R. Johnson, Ted D. Kellner, James F. Kress, D.J. Kuester, Katharine C. Lyall, Edward L. Meyer, Jr., San W. Orr, Jr., Peter M. Platten, III, Robert A. Schaefer, John S. Shiely, James A. Urdan, George E. Wardeberg and J.B. Wigdale.

By /s/ M.A. Hatfield	Date: December 20, 2001
M.A. Hatfield, As Attorney-in-Fact*

*  Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

               Pursuant to the requirements of the Securities Act of 1933, the M&I Retirement Program has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on December 20, 2001.

M&I RETIREMENT PROGRAM
(Plan)

By: /s/ Dennis Salentine
Dennis Salentine, Plan Administrator

EXHIBIT INDEX

                                 Exhibits

4.1	M&I Retirement Program

5.1	Opinion of counsel regarding legality of the Common Stock is omitted in accordance with Item 8(a) of Form S-8. No original issuance securities will be issued under the plan.

5.2

Opinion of counsel regarding ERISA matters is omitted in accordance with Item 8(b) of Form S-8. The registrant will submit the plan and all amendments thereto to the Internal Revenue Service in a timely manner and will make all changes required by the IRS to qualify the plan.

23.1	Consent of Arthur Andersen LLP

24	Powers of Attorney for Directors of the Registrant.